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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                       __________________________________

                                    FORM N-8A


           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                  GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT
                         (Name of Unit Investment Trust)


                                3100 Sanders Road
                           Northbrook, Illinois  60062
                                 1-800/755-5275
                        (Address of Principal Office and
                         Telephone Number of Registrant)


                               Michael J. Velotta
                  Vice President, Secretary and General Counsel
                       Glenbrook Life and Annuity Company
                                3100 Sanders Road
                           Northbrook, Illinois  60062
                (Name and Complete Address of Agent for Service)



Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES [X]        NO [ ]

                          ----------------------------

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                                    SIGNATURE


     Pursuant to the requirements of the Investment Company Act of 1940 the depositor of the Registrant has caused this notification of registration to be duly signed on behalf of the registrant in the Township of Northfield and the state of Illinois on the 9th day of February, 1996.


                  GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT
                              (Name of Registrant)

                              By: GLENBROOK LIFE AND ANNUITY COMPANY
                                        (Name of Depositor)



                                   By:________________________________
                                        Michael J. Velotta
                                        Vice President, Secretary
                                         and General Counsel
                                        Glenbrook Life and Annuity Company




Attest: _____________________________
          Mary J. McGinn
          Assistant Secretary
          Glenbrook Life and Annuity Company